Binding Letter of Intent

Michael Wylde
Russell Nicholls
The University of Sussex
Regional Development Office
Science Park Square
Falmer
Brighton BN1 9RH (GB)

Dear Mike and Russell:

This letter will serve to set forth our mutual agreement with respect to the terms under which Clean Power Technology, Inc. and its subsidiaries (jointly “CPTI”) agree to enter into a collaboration agreement with The University of Sussex (“Sussex”) (individually a “Party” and jointly the “Parties”) to share and take further the knowledge gained by Sussex under its HYSTOR project and for Sussex to assign to CPTI a certain existing patent application International Publication Number WO 2008/037980 A2 (the “WIPO Application”) to permit CPTI to proceed with further territorial applications, all as defined hereinbelow.

By agreeing to this relationship, as of the Effective Date set forth hereinbelow, CPTI will be responsible for (1) filing and prosecuting, at its sole expense, territorial applications based upon the WIPO Application in Japan, the United State, Canada, and the European Union and, (2) the Parties shall collaborate in good faith to secure funding to further develop the HYSTOR project, as more fully set forth below.  In furtherance of this Letter of Intent, the Parties shall enter into a collaborative relationship agreement (“Collaboration Agreement”) and related agreements and instruments (the “Transaction Documents”) with the following terms:

The Parties:	Clean Power Technology, Inc. and its subsidiaries and The University of Sussex
Mutual Exclusivity
During the term of this Agreement and the Collaboration Agreement, Sussex shall deal exclusively with CPTI to further develop the HYSTOR project and shall assist it to take further the knowledge gained under the HYSTOR project, including making its personnel reasonably available to work with CPTI.
Neither Party shall, for the term of this Agreement, have any other collaborative agreement for the HYSTOR project or any prototype or production version of the system or product (the “Product”) or aid third parties in the manufacture, marketing or sale of Product without the express written permission of the other Party.

Patent Responsibility
CPTI shall have the exclusive right to and be solely responsible for filing and prosecuting, at its sole expense, territorial applications based upon the WIPO Application in Japan, the United State, Canada, and the European Union (“Territorial Applications”).

Patent Application Assignment and Assistance
Sussex shall assign the WIPO Application to CPTI for all purposes and shall execute such documents and provide such assistance as are reasonably required to permit CPTI to file and prosecute the Territorial Applications, including, without limitation, the assignment document appended hereto and made a part hereof as Exhibit A.

Collaboration Under this Letter of Intent
1. The Parties shall share and take further the knowledge gained under the HYSTOR project and the knowledge gained as the result of the independent work done by CPTI.
2. The Parties shall use best efforts to secure additional funding to permit the collaboration to go forward (“Collaborative Project”).  The Parties agree that a typical model for such funding may include Sussex securing a fifty (50%) percent public funding grant for a shared project with CPTI or such other entity as it may designate providing the additional fifty (50%) percent in cash or in kind.  The Parties acknowledge and agree that Sussex does not currently have funding to permit it to permit the collaboration to go forward.  The Parties further acknowledge and agree that CPTI is not required at this time to provide funding for the collaboration to go forward. The Parties further agree that inasmuch as funding is not currently available and may take time to obtain, neither Party is obligated to engage in any collaborative activity, except as set forth in Paragraph 1 above, until such funding is available.

Collaboration Agreement	The Parties shall enter into a Collaboration Agreement which, when executed, shall supersede this Binding Letter of Intent.
Ownership of Intellectual Property Developed Under Collaboration Agreement
In the event that any additional or new intellectual property is produced as the result of the Collaboration Agreement (“Collaboration IP”), then the Collaboration IP shall be assigned jointly and severally to the Parties, or to such entity as either of them may designate. The Parties shall jointly determine the exploitation and commercialization of the Collaboration IP and shall share in the proceeds therefrom in accordance with the percentage of the funding contributed by each Party to the development, protection and commercialization of the Collaboration IP.

Collaboration Term and Termination
The term of the Collaboration Agreement shall be three (3) years (“Term”).  The Collaboration Agreement may be extended for an additional Term by mutual consent of the Parties.
In the event that no Collaborative Project is commenced during the Term, or the Parties mutually agree to terminate the Collaboration Agreement, then CPTI shall pay Sussex a fee in the amount of £15,000 for the Patent  Application Assignment (“Assignment Fee”) set forth above.  CPTI shall receive a credit as against the Assignment Fee for all funds expended by CPTI in filing or prosecuting the WIPO Application or the Territorial Applications.
In the event that a Collaboration Project is commenced within the Term and the WIPO Application or any of the Territorial Applications matures into a patent and are licensed or otherwise exploited with regard to third parties (“Licenses”), then Sussex shall receive a royalty equal to 5% of the net profits received from any such Licenses.

Miscellaneous
This Letter of Intent shall be governed by the laws of the State of New York, without giving effect to the principles of choice of law thereof.  The parties each waive any right to trial by jury in any action, claim, suit, or proceeding with respect to this engagement.  Any dispute involving this Letter of Intent shall be resolved pursuant to the commercial dispute resolution rules of the American Arbitration Association in New York, New York, before a single arbitrator, with each party to bear its own costs and fees, including legal fees. In no event shall exemplary, consequential or punitive damages be available to either party. This Letter of Intent may not be modified or amended except in writing signed by both of the parties hereto.  This Letter of Intent supersedes all other agreements, understandings, and commitments between the parties, whether written or oral.  It is specifically agreed that neither party’s employees, agents, or subcontractors shall be deemed employees, associates, agents or subcontractors of the other party.  Further, this Agreement does not create an agency relationship or evidence a partnership or joint venture between CPTI and Sussex.

Until such time as the parties execute Final Transaction Documents in connection with the Sales Relationship, this Letter of Intent shall govern the dealings of the parties in connection with the subject matter of this Agreement.

Confidentiality
The dealings of the Parties in connection with matters involving this Letter of Intent shall be maintained in confidence and shall not be disclosed to any third party other than those persons who are assisting in the preparation of the Transaction Documents, or other consultants and advisors to each of the Parties

Clean Power Technology, Inc.	By: Abdul Mitha Title: President
The University of Sussex	By: Dr. Ian M. Carter Title: Director of Research & Enterprise
Dated:	March 13, 2009 Effective Date